FOR IMMEDIATE RELEASE

ART WEINBACH TO RETIRE AS ADP’s CEO;

BOARD NAMES GARY BUTLER AS HIS SUCCESSOR

ROSELAND, NJ, January 30, 2006 – Arthur F. Weinbach, chairman and chief executive officer, has informed the board of directors of Automatic Data Processing, Inc. that effective August 31, 2006 he will retire as ADP’s chief executive officer, while remaining non-executive chairman of the board.

The board has elected Gary C. Butler to succeed Mr. Weinbach as the company’s chief executive officer effective August 31, 2006. Mr. Butler is currently ADP’s president and chief operating officer.

“This is part of a carefully designed succession plan which the board and I have been working on for some time,” Mr. Weinbach said. “I have worked closely with Gary for over 25 years and I have absolute confidence that he is the right person to lead ADP upon my retirement”.

“I am extremely proud of ADP. Not only are we very successful financially but we have a culture of high integrity, service, and caring for our clients and 44,000 associates. We are well positioned for the future and will continue to thrive under Gary’s leadership.”

“When I joined ADP in 1980, it had about $450 million in revenues and $40 million in earnings. In our last fiscal year ended June 30, 2005, ADP had $8.5 billion in revenues and over $1 billion in earnings. The current forecast for fiscal 2006 is for 10% revenue growth and EPS growth of 23% to 25%.”

Mr. Weinbach, 62, has been ADP’s chief executive officer for the last 10 years.

Mr. Butler, 59, has been with ADP since 1975. He became a corporate vice president in 1983, group president of ADP Dealer Services in 1989 and group president of ADP Employer Services in 1995. Mr. Butler joined the board in 1996 and became the company’s president and chief operating officer in 1998.

“I am excited that I’ll soon become ADP’s 5th chief executive officer since its founding 56 years ago,” Mr. Butler said.  “ADP has excellent growth prospects for the future.  I am honored that the board has chosen me to lead the company upon Art’s retirement.”

ADP, with $8.5 billion in revenues and approximately 590,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.

Source: Automatic Data Processing, Inc.

ADP Investor Relations, (973) 974-5858

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